Exhibit 21.1

LIST OF SUBSIDIARIES

At the time of this filing, the following entities are subsidiaries of Vista Credit Strategic Lending Corp.:

Company Name	Jurisdiction of Organization
BDC CA Lender, LLC	Delaware
VCSL Funding 1, LLC	Delaware
VCSL Funding 2, LLC	Delaware